Exhibit 10.1
AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
BETWEEN
NUVEEN CHURCHILL DIRECT LENDING CORP.
AND
CHURCHILL DLC ADVISORS LLC
THIS AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT, dated as of January 29, 2024, between NUVEEN CHURCHILL DIRECT LENDING CORP., a Maryland corporation (the “Company”), and CHURCHILL DLC ADVISORS LLC, a Delaware limited liability company (the “Adviser”).
WHEREAS, the Company is a non-diversified, closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”);
WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”);
WHEREAS, the Company and the Adviser are parties to the investment advisory agreement, dated December 31, 2019, by and between the Company and the Adviser (the “Prior Agreement”);
WHEREAS, the Company and the Adviser desire to amend and restate the Prior Agreement to change the advisory fees payable to the Adviser in the event of an Exchange Listing (as defined herein);
WHEREAS, the Adviser is willing to provide the investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth; and
WHEREAS, the Board and the Company’s shareholders have approved this amended and restated investment advisory agreement, dated January 29, 2024 (this “Agreement”), by and between the Company and the Adviser in accordance with the requirements of the 1940 Act.
NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Adviser hereby agree as follows:
1.In General.
The Adviser agrees, all as more fully set forth herein, to act as investment adviser to the Company with respect to the investment of the Company’s assets and to supervise and arrange for the day-to-day operations of the Company and the purchase of assets for and the sale of assets held in the investment portfolio of the Company.
2.Duties and Obligations of the Adviser with Respect to Investment of Assets of the Company.
(a)Subject to the succeeding provisions of this paragraph and subject to the direction and control of the Company’s board of directors (the “Board”), the Adviser shall act as the investment adviser to the Company and shall manage the investment and reinvestment of the assets of the Company.  Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) execute, close, service and monitor the investments that the Company makes; (iv) determine the securities and other assets that the Company will purchase, retain or sell; (v) perform due diligence on prospective portfolio companies; (vi) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds, and (vii), subject to the Company’s policies and procedures, manage the capital structure of the Company, including, but not limited to, asset and liability management. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company.  In the event that the Company determines to acquire debt financing or to refinance existing debt financing, the Adviser shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a subsidiary or special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle and to make such investments through such subsidiary or special purpose vehicle (in accordance with the 1940 Act).  Nothing contained herein shall be construed to restrict the Company’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Company’s shares.
(b)In the performance of its duties under this Agreement, the Adviser shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the 1940 Act, and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Company; (ii) any other applicable provision of law; (iii) the provisions of the Company’s Articles of Amendment and Restated (as amended from time to time) and the Company’s Bylaws, as such documents may be amended from time to time; (iv) the investment objectives, policies and restrictions applicable to the Company as set forth in the reports and/or registration statements that the Company files with the Securities and Exchange Commission (the “SEC”), as they may be amended from time to time by the Board; and (v) any policies and determinations of the Board and provided in writing to the Adviser.
(c)The Adviser shall cause significant managerial assistance to be offered to the Company’s portfolio companies to the extent required by the 1940 Act.
(d)The Adviser may engage one or more investment advisers (each, a “Sub-Adviser”) which are registered under the Advisers Act to act as sub-advisers to provide the Company any of the services required to be performed by the Adviser under the Agreement, all as shall be set forth in a written contract (each, a “Sub-Advisory Agreement”) to which the Adviser and Sub-Adviser shall be parties, which Sub-Advisory Agreement shall be subject to approval by the vote of a majority of the members of the Board who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of the Adviser, any sub-adviser, or of the Company (each, a “Non-Interested Director”), cast in person at a meeting called for the purpose of voting on such approval and, to the extent required by the 1940 Act, by the vote of a majority of the outstanding voting securities of the Company and otherwise consistent with the terms of the 1940 Act. The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Company to pay directly to any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses payable to the Adviser under this Agreement.

(e)The Adviser will maintain all books and records with respect to the Company’s securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act (other than those records being maintained by the administrator to the Company (the “Administrator”) under the administration agreement to be entered into by and between the Company and the Administrator concurrent herewith (the “Administration Agreement”)), or by the Company’s custodian or transfer agent and preserve such records for the periods prescribed therefor by Rule 31a-2 of the 1940 Act. The Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement.
(f)The expenses incurred by the Adviser and its officers, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company.  For avoidance of doubt, unless the Adviser elects to bear or waive any of the following costs (in its sole and absolute discretion), the Company shall bear all other costs and expenses of its operations and transactions, including, without limitation, those relating to:
(i)the organization of the Company;
(ii)calculating net asset value (including the cost and expenses of any independent valuation firm);
(iii)expenses, including travel, entertainment, lodging and meal expenses, incurred by the Adviser, or members of its investment team, or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing the Company’s rights;
(iv)fees and expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Company and in conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring the Company’s investments and monitoring investments and portfolio companies on an ongoing basis;
(v)any and all fees, costs and expenses incurred in connection with the incurrence of leverage and indebtedness of the Company, including borrowings, dollar rolls, reverse purchase agreements, credit facilities, securitizations, margin financing and derivatives and swaps, and including any principal or interest on the Company’s borrowings and indebtedness (including, without limitation, any fees, costs, and expenses incurred in obtaining lines of credit, loan commitments, and letters of credit for the account of the Company and in making, carrying, funding and/or otherwise resolving investment guarantees);
(vi)offerings, sales, and repurchases of the Company’s common stock and other securities;
(vii)fees and expenses payable under any dealer manager and placement agent agreements, if any;
(viii)investment advisory fees payable under Section 6 of this Agreement;

(ix)administration fees and expenses, if any, payable under the Administration Agreement (including payments under the Administration Agreement between us and the Administrator, based upon the Company’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Company’s chief financial officer and chief compliance officer, and their respective staffs);
(x)costs incurred in connection with investor relations, board of directors relations, and with preparing for and effectuating a listing of the Company’s securities on any securities exchange;
(xi)any applicable administrative agent fees or loan arranging fees incurred with respect to the Company’s portfolio investments by the Adviser, the Administrator or an affiliate thereof;
(xii)any and all fees, costs and expenses incurred in implementing or maintaining third-party or proprietary software tools, programs or other technology for the benefit of the Company (including, without limitation, any and all fees, costs and expenses of any investment, books and records, portfolio compliance and reporting systems, general ledger or portfolio accounting systems and similar systems and services, including, without limitation, consultant, software licensing, data management and recovery services fees and expenses);
(xiii)transfer agent, dividend agent and custodial fees and expenses;
(xiv)federal and state registration fees;
(xv)all costs of registration and listing the Company’s securities on any securities exchange;
(xvi)federal, state and local taxes;
(xvii)fees and expenses of the Non-Interested Directors, including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the Non-Interested Directors;
(xviii)costs of preparing and filing reports or other documents required by the SEC or other regulators, and all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings related to the Company’s activities and/or other regulatory filings, notices or disclosures of the Adviser and its affiliates relating to the Company and its activities;
(xix)costs of any reports, proxy statements or other notices to shareholders, including printing costs;
(xx)fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;
(xxi)direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, tax preparers and outside legal costs;
(xxii)proxy voting expenses;

(xxiii)all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board to or on account of holders of the securities of the Company, including in connection with any dividend reinvestment plan or direct stock purchase plan;
(xxiv)costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Company’s assets for tax or other purposes;
(xxv)the allocated costs incurred by the Adviser and/or the Administrator in providing managerial assistance to those portfolio companies that request it;
(xxvi)allocable fees and expenses associated with marketing efforts on behalf of the Company;
(xxvii)all fees, costs and expenses of any litigation involving the Company or its portfolio companies and the amount of any judgments or settlements paid in connection therewith, directors and officers, liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification) or extraordinary expense or liability relating to Company’s affairs;
(xxviii)fees, costs and expenses of winding up and liquidating the Company’s assets; and
(xxix)all other expenses incurred by the Company or the Adviser in connection with administering the Company’s business.
(g)The Adviser is hereby authorized, on behalf of the Company and at the direction of the Board pursuant to delegated authority, to possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, the Company’s investments and other property and funds held or owned by the Company, including voting and providing consents and waivers with respect to the Company’s investments and exercising and enforcing rights with respect to any claims relating to the Company’s investments and other property and funds, including with respect to litigation, bankruptcy or other reorganization.
(h)The Adviser will not typically use a broker or dealer, but if a broker or dealer is required to effectuate a transaction on behalf of the Company, the Adviser will engage one as described below. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Company and other clients of the Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser to the Company and its other clients and that the total commissions paid by the Company will be reasonable in relation to the benefits to the Company over the long term, subject to review by the Board from time to time with respect to the extent and continuation of such practice to determine whether the Company benefits, directly or indirectly, from such practice.

(i)The Adviser will provide to the Board such periodic and special reports as it may reasonably request.
3.Services Not Exclusive.
Nothing in this Agreement shall prevent the Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, whether or not the investment objectives or policies of any such other person, firm, or corporation are similar to those of the Company, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting.
4.Confidentiality.
The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public law 106-102, 113 Stat. 1138), shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party, except that such confidential information may be disclosed to an affiliate or agent of the disclosing party to be used for the sole purpose of providing the services set forth herein. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is requested by or required to be disclosed to any governmental or regulatory authority, including in connection with any required regulatory filings or examinations, by judicial or administrative process or otherwise by applicable law or regulation.
5.Expenses.
During the term of this Agreement, the Adviser will bear all compensation expense (including health insurance, pension benefits, payroll taxes and other compensation related matters) of its employees and shall bear the costs of any salaries of any officers or directors of the Company who are affiliated persons (as defined in the 1940 Act) of the Adviser.
6.Compensation of the Adviser.
The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”) as hereinafter set forth.
(a)The Management Fee will be payable quarterly in arrears and will commence with the initial drawdown from investors.
(i)Prior to such time as the Company’s common stock is listed on a national securities exchange (an “Exchange Listing”), or any listing of its securities on any other public trading market, the Management Fee will be calculated at an annual rate of 0.75% of average total assets (which excludes cash and cash equivalents and undrawn capital commitments, but includes assets financed using leverage) at the end of the two most recently completed calendar quarters.

(ii)For the first five quarters beginning with the calendar quarter in which an Exchange Listing is consummated, the base management fee will be calculated at an annual rate of 0.75% of average total assets (which excludes cash and cash equivalents, but includes assets financed using leverage) at the end of the two most recently completed calendar quarters, and thereafter, the base management fee will step up to 1.00% of average total assets (which excludes cash and cash equivalents, but includes assets financed using leverage) at the end of the two most recently completed calendar quarters.
(b)The Incentive Fee will be paid as follows:
(i)Prior to an Exchange Listing, or any listing of its securities on any other public trading market, the Company will pay no Incentive Fee to the Adviser.
(ii)For the first five quarters beginning with the calendar quarter in which an Exchange Listing is consummated, the Company will pay no Incentive Fee to the Adviser (the “Incentive Fee Waiver”). Following the expiration of the Incentive Fee Waiver, the Company will pay an Incentive Fee to the Adviser that will consist of two parts:
(A)The first part will be calculated and payable quarterly in arrears based on the Company’s Pre-Incentive Fee Net Investment Income (the “Income Incentive Fee”) in respect of the current calendar quarter and the eleven preceding calendar quarters (or, if fewer, the number of calendar quarters beginning with the calendar quarter in which the Exchange Listing is consummated) (the “Trailing Twelve Quarters”) and shall be payable promptly following the filing of the Company’s financial statements for such quarter.
(a)Pre-Incentive Fee Net Investment Income is defined as follows:
(i)Pre-incentive fee net investment income means interest income, dividend income and any other income (including any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies but excluding fees for providing managerial assistance) accrued during the relevant calendar quarters, minus the Company’s operating expenses for the relevant calendar quarters (including the Management Fee, any expenses payable under the Administration Agreement, any interest expense and dividends paid on any outstanding preferred shares, but excluding the Incentive Fee) (“Pre-Incentive Fee Net Investment Income”). Pre-Incentive Fee Net Investment Income will include, in the case of investments with a deferred interest feature such as market discount, debt instruments with PIK interest, preferred shares with PIK dividends and zero-coupon securities, accrued income that the Company has not yet received in cash. The Adviser is not under any obligation to reimburse the Company for any part of the Incentive Fee it received that was based on accrued interest that the Company never actually receives.
(ii)Pre-Incentive Fee Net Investment Income will not include any realized capital gains, realized capital losses or unrealized capital gains or losses.
(iii)Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters will be compared to a “Hurdle Amount” equal to the product of (i) the “hurdle rate” of 1.50% per quarter (6% annualized) and (ii) the sum of the Company’s net assets (defined as total assets less senior securities constituting indebtedness and before taking into account any Incentive Fees payable during the period) at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters. The Hurdle Amount will be calculated after making appropriate adjustments to the Company’s net asset value at the beginning of each applicable calendar quarter for Company issuances (which shall include all issuances by the Company of shares of its common stock, including issuances pursuant to its dividend reinvestment plan) and distributions during the applicable calendar quarter. Subject to Section 6(b), the Income Fee will be based on the amount by which (x) the aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters exceeds (y) the Hurdle Amount in respect of the relevant Trailing Twelve Quarters. The Income Incentive Fee that will be paid to the Advisor in respect of a particular calendar quarter will equal the excess of the Income Incentive Fee as calculated pursuant to this Section 6(b) less the aggregate Income Incentive Fees that were paid to the Adviser in the preceding eleven calendar quarters (or, if fewer, the number of calendar quarters beginning with the calendar quarter in which the Exchange Listing is consummated) comprising the relevant Trailing Twelve Quarters.
(b)The Company will pay the Adviser the Income Incentive Fee in each calendar quarter as set forth below. These calculations will be adjusted for any share issuances or repurchases by the Company during the current quarter.
(i)No Incentive Fee in any calendar quarter in which the aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters does not exceed the Hurdle Amount in respect of the relevant Trailing Twelve Quarters;
(ii)100% of the Company’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Amount but is less than or equal to an amount (the “Catch-Up Amount”) determined on a quarterly basis by multiplying 1.7647% by the Company’s net asset value at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters. The Catch-Up Amount is intended to provide the Adviser with an incentive fee of  15% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters reaches the  Catch-Up Amount in respect of the relevant Trailing Twelve Quarters; and
(iii)For any calendar quarter in which the Company’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters exceeds the Catch-Up Amount, the Income Fee shall equal 15% of the amount of the Company’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters that exceeds the Catch-Up Amount.
(c)The Income Incentive Fee will be subject to a cap (the “Incentive Fee Cap”). The Incentive Fee Cap in respect of any calendar quarter is an amount equal to the difference between (x) 15% of the Cumulative Pre-Incentive Fee Net Return (as defined below) during the relevant Trailing Twelve Quarters and (y) the aggregate Income Incentive Fee that were paid to the Adviser by the Company in respect of the first eleven calendar quarters (or, if fewer, the number of calendar quarters beginning with the calendar quarter in which the Exchange Listing is consummated) included in the relevant Trailing Twelve Quarters.
For the purposes of this Section 6(b)(ii)(A)(c):
“Cumulative Pre-Incentive Fee Net Return” during the relevant Trailing Twelve Quarters, beginning with the calendar quarter in which the Exchange Listing is consummated, means (x) the Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters less (y) any Net Capital Loss (as defined below), if any, in respect of the relevant Trailing Twelve Quarters. If, in any quarter, the Incentive Fee Cap is zero or a negative value, the Company will pay no Income Incentive Fee to the Adviser in respect of that quarter. If, in any quarter, the Incentive Fee Cap for such quarter is a positive value but is less than the Income Incentive Fee that is payable to the Adviser for such quarter calculated as described above, the Company will pay an Income Incentive Fee to the Adviser equal to the Incentive Fee Cap in respect of such quarter. If, in any quarter, the Incentive Fee Cap for such quarter is equal to or greater than the Income Incentive Fee that is payable to the Adviser for such quarter calculated as described above, the Company will pay an Income Incentive Fee to the Adviser equal to the incentive fee calculated as described above for such quarter without regard to the Incentive Fee Cap.
“Net Capital Loss” in respect of a particular period, beginning with the calendar quarter in which the Exchange Listing is consummated, means the difference, if positive, between (i) aggregate capital losses, whether realized or unrealized, in respect of such period and (ii) aggregate capital gains, whether realized or unrealized, in respect of such period.
(B)The second part of the Incentive Fee is a capital gains Incentive Fee that will be determined and payable in arrears as of the end of each fiscal year (or upon termination of the Agreement, as of the termination date), and equals 15.0% of the Company’s realized capital gains as of the end of the fiscal year following an Exchange Listing.
(a)At the end of the applicable year, the amount of capital gains that will serve as the basis for the calculation of the capital gains Incentive Fee equals the cumulative aggregate realized capital gains less cumulative aggregate realized capital losses, and less aggregate unrealized capital depreciation, with respect to the Company’s portfolio of investments. If this number is positive at the end of such year, then the capital gains Incentive Fee for such year equals 15.0% of such amount following an Exchange Listing, as applicable, less the aggregate amount of any capital gains Incentive Fees paid in respect of the Company’s portfolio in all prior years following an Exchange Listing.
(b)In determining the capital gains Incentive Fee payable to the Adviser, the Company will calculate the cumulative aggregate realized capital gains and cumulative aggregate realized capital losses from the beginning of the calendar quarter in which the Exchange Listing is consummated, and the aggregate unrealized capital depreciation as of the date of the calculation, as applicable, with respect to each of the investments in the Company’s portfolio.
For purposes of this Section 6(b)(ii)(B):
(i)The cumulative aggregate realized capital gains are calculated as the sum of the differences, if positive, between (a) the net sales price of each investment in the Company’s portfolio when sold and (b) the accreted or amortized cost basis of such investment.
(ii)The cumulative aggregate realized capital losses are calculated as the sum of the differences, if negative, between (a) the net sales price of each investment in the Company’s portfolio when sold and (b) the accreted or amortized cost basis of such investment.
(iii)The accreted or amortized cost basis of an investment shall mean the accreted or amortized cost basis of such investment as reflected in the Company’s financial statements.
7.Indemnification.
The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Adviser. The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs, demands, charges, claims and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of any actions or omissions or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 7 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of fraud, willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

8.Duration and Termination.
(a)This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (i) by the vote of a majority of the outstanding voting securities of the Company, (ii) by the vote of the Company’s Board, or (iii) by the Adviser. The provisions of Section 7 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 6 through the date of termination or expiration.
(b)Unless earlier terminated pursuant to clause (a) above, this Agreement shall continue in effect for two years from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company, and (B) the vote of a majority of the Non-Interested Directors in accordance with the requirements of the 1940 Act.
(c)This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).
9.Notices.
Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.
10.Amendment of this Agreement.
This Agreement may be amended by mutual consent of the parties, subject to the requirements of applicable law.
11.Use of Name.
The Adviser has consented to the use by the Company of “Nuveen” and “Churchill” in the name of the Company. Such consent is conditioned upon the employment of the Adviser as the investment adviser to the Company. Either of “Nuveen” or “Churchill” may be used from time to time in other connections and for other purposes by the Adviser and any of its affiliates. The Adviser may require the Company to cease using either or both of “Nuveen” and/or “Churchill” in the name of the Company, if the Company ceases to employ, for any reason, the Adviser, any successor thereto or any affiliate thereof as investment adviser to the Company. If so required by the Adviser, the Company will cease using either or both of “Nuveen” and/or “Churchill” in its name as promptly as practicable and make all reasonable efforts to remove “Nuveen” and/or “Churchill” from its name.
12.Entire Agreement; Governing Law.
This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.
13.Miscellaneous.
The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.
14.Counterparts.
This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

NUVEEN CHURCHILL DIRECT LENDING CORP.

By:	/s/ John D. McCally

Name:	John D. McCally
Title:	Chief Compliance Officer, Vice President and Secretary

CHURCHILL DLC ADVISORS LLC

By:	/s/ John D. McCally

Name:	John D. McCally
Title:	Senior Managing Director
[Signature Page to Amended and Restated Investment Advisory Agreement]